Exhibit (b)(2)

Execution version

Facility Agreement
H. Lundbeck A/S

CONTENTS

1	Definitions and Interpretation	3
2	The Facility	25
3	Purpose	27
4	Conditions of Utilisation	28
5	Utilisation	29
6	Repayment	30
7	Prepayment and Cancellation	30
8	Interest	35
9	Interest Periods	37
10	Changes to the Calculation of Interest	37
11	Fees	39
12	Tax Gross Up and Indemnities	40
13	Increased Costs	45
14	Other Indemnities	47
15	Mitigation by the Lenders	48
16	Costs and Expenses	49
17	Representations	50
18	Information Undertakings	53
19	Financial Covenants	56
20	General Undertakings	59
21	Events of Default	62
22	Changes to the Lenders	67
23	Assignment and transfer by the Company	73
24	Role of the Facility Agent and the Arranger	74
25	Conduct of business by the Finance Parties	83
26	Sharing among the Finance Parties	83
27	Payment Mechanics	85
28	Set-Off	89
29	Notices	89
30	Calculations and Certificates	91
31	Partial Invalidity	92
32	Remedies and Waivers	92
33	Amendments and Waivers	92
34	Confidential Information	97
35	Confidentiality of Funding Rates	101
36	Counterparts	103
37	Governing Law	104
38	Jurisdiction	104

Schedule 1	The Original Lender
Schedule 2	Conditions Precedent
Schedule 3	Requests and notices
Schedule 4	Form of Transfer Certificate
Schedule 5	Form of Assignment Agreement
Schedule 6	Form of Compliance Certificate
Schedule 7	Timetables
Schedule 8	Form of Increase Confirmation
Schedule 9	Existing intra-Group acquisition debt

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This Agreement (the “Agreement”) is dated 23 October 2024 and made between:

(1)	H. Lundbeck A/S as the borrower (the “Company”);
(2)	Nordea Danmark, Filial af Nordea Bank Abp, Finland as mandated lead arranger (the “Arranger”);
(3)	Nordea Danmark, Filial af Nordea Bank Abp, Finland as bookrunner (the “Bookrunner”);
(4)	The Financial Institution listed in Schedule 1 (The Original Lender) as lender (the “Original Lender”); and
(5)	Nordea Danmark, Filial af Nordea Bank Abp, Finland as facility agent of the other Finance Parties (the “Facility Agent”).

IT IS AGREED as follows:
SECTION 1
INTERPRETATION

1	Definitions and Interpretation

1.1	Definitions In this Agreement:

“Acceptable Bank” means:

(a)	the Original Lender;

(b)
a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(c)	any other bank or financial institution approved by the Facility Agent.

“Acquisition” means the Project Langkawi Acquisition and any other acquisition by a member of the Group of:

(a)	shares, partnership interests or other ownership interests in a person; or

(b)	assets or businesses

which, in each case, is complementary in nature to the business of the Group.

“Acquisition Costs” means all fees, costs and expenses and stamp, transfer, registration, notarial and other taxes incurred by a member of the Group directly or indirectly in connection with any Acquisition including hedging costs incurred by way of one-off payments incurred in implementing any agreed hedging strategy.

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“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Annual Financial Statements” means any financial statements delivered by the Company pursuant to paragraph (a) of Clause 18.1 (Financial statements).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to the earlier of (i) the Closing Date and (ii) 14 October 2025.

“Available Commitment” means a Lender's Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Loan, the amount of its participation in any Loans that are due to be made on or before the proposed Drawdown Date.

“Available Facility” means the aggregate for the time being of each Lender's Available Commitment.

“Break Costs” means the amount (if any) by which:

(a)
the interest (excluding the applicable Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Copenhagen and which is a TARGET Day.

“Cash Equivalent Investments” means at any time:

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(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom or any member state of the European Economic Area or any Participating Member State, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)
any investment (directly or indirectly) in Danish mortgage bonds (realkreditobligationer), covered bonds (særligt dækkede obligationer) or covered mortgage bonds (særligt dækkede realkreditobligationer); or

(d)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security.

“Clean-up Date” means the date falling 90 days after the completion of an Acquisition.

“Closing Date” means date on which closing of the Project Langkawi Acquisition is completed in accordance with the merger agreement related thereto.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)
in relation to the Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lender) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

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(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 34 (Confidential Information); or
(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(C)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:

(a)
which has failed to make its participation in a Loan available (or has notified the Facility Agent or the Company (which has notified the Facility Agent) that it will not make its participation in a Loan available) by the Drawdown Date of that Loan in accordance with Clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

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(A)	administrative or technical error; or
(B)	a Disruption Event, and

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disclosed Matters” means:

(a)	the legal and factual circumstances which are the subject of:

(i)	the European Commission decision of 19 June 2013 in matter AT.39226;

(ii)	the General Court judgment of 8 September 2016 in case T-472/13; or

(iii)	the judgment of the European Court of Justice (pending as at the date of this Agreement) in case C-591/16 P; and

(b)
any and all matters directly or indirectly arising out of or otherwise related to the procedures and proceedings referred to in paragraph (a) above, including, but not limited to, follow-on-claims from third parties regarding compensation for alleged losses.

“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

              and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Drawdown Date” means the date of a Loan, being the date on which that Loan is to be made.

“EBITDA” has the meaning given to that term in Clause 19.1 (Financial definitions).

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“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which, in each case, is not a member of the Group.

“EU Blocking Regulation” means Council Regulation (EC) 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“EURIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“EUR” and “euro” means the single currency of the Participating Member States.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

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(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)
in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Company or the Facility Agent and the Company setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means this Agreement, the Mandate Letter, any Fee Letter and any other document designated as such by the Facility Agent and the Company.

“Finance Lease” has the meaning given to that term in paragraph (d) of the definition of “Financial Indebtedness”.

“Finance Party” means the Facility Agent, an Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)
the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease) (a “Finance Lease”);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

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(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Financial Year” means the annual accounting period of the Group.

“First Extended Termination Date” has the meaning given to that term in paragraph (a) of Clause 6.3 (Extension Option).

“First Extension Notice” has the meaning given to that term in paragraph (a) of Clause 6.3 (Extension Option).

“First Extension Notification” has the meaning given to that term in paragraph (b) of Clause 6.3 (Extension Option).

“Funding Rate” means any individual rate notified by a Lender to the Facility Agent pursuant to paragraph (a)(ii) of Clause 10.3 (Cost of funds).

“GAAP” means generally accepted accounting principles in Denmark (including IFRS).

“Group” means the Company and its Subsidiaries for the time being.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

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(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or
(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 9 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Initial Termination Date” means the first anniversary of the date of this Agreement.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

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(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)
has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)
any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).

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“Interpolated Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

 each as of the Specified Time for euro.

“Legal Opinion” means any legal opinion delivered to any Finance Party under Clause 4.1 (Initial conditions precedent).

“Legal Reservations” means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the statutes of limitation and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of acquiescence, set-off or counterclaim;

(c)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty;

(d)	the principle that a court may not give effect to any provision in an agreement for legal costs incurred by a litigant;

(e)	similar principles, rights and defences under the laws of any relevant jurisdiction; and

(f)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 2.2 (Increase) or Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

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“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

“Mandate Letter” means the mandate letter entered into on or about the date of this Agreement between, inter alios, the Company, the Bookrunner, the Arranger and the Lender relating to the subsequent syndication of the Facility and other related matters.

“Margin” means:

(a)	0.35% p.a. from the date of this Agreement until but excluding the date falling three months after the date of this Agreement;

(b)	0.45% p.a. from the date falling three months after the date of this Agreement until but excluding the date falling six months after the date of this Agreement;

(c)	0.60% p.a. from the date falling six months after the date of this Agreement until but excluding the date falling nine months after the date of this Agreement;

(d)	0.75% p.a. from the date falling nine months after the date of this Agreement until but excluding the date falling twelve months after the date of this Agreement;

(e)	0.90% p.a. from the date falling twelve months after the date of this Agreement until but excluding the date falling fifteen months after the date of this Agreement; or

(f)	1.10% p.a. from the date falling fifteen months after the date of this Agreement and thereafter.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets or financial condition of the Company or the Group taken as a whole (excluding its ability to comply with Clause 19.2 (Leverage));

(b)	the ability of the Company to perform its payment obligations under any Finance Document; or

(c)	(subject to the Legal Reservations) the validity or the enforceability of the Finance Documents or any right or remedy of a Finance Party in respect of the Finance Documents.

“Material Subsidiary” means any Subsidiary of the Company which has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as

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EBITDA) or gross assets representing ten per cent. or more of consolidated EBITDA or gross assets of the Group (in each case excluding intra-group items). For this purpose:

(a)	subject to paragraph (b) below:

(i)	the contribution of a Subsidiary of the Company will be determined from its financial statements which were consolidated into the latest audited consolidated financial statements of the Company; and

(ii)	the financial condition of the Group will be determined from the latest audited consolidated financial statements of the Company;

(b)	if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited consolidated financial statements of the Company were prepared:

(i)	the contribution of the Subsidiary will be determined from its latest financial statements; and

(ii)
the financial condition of the Group will be determined from the latest audited consolidated financial statements of the Company but adjusted to take into account any subsequent acquisition or disposal of a business or a company (including that Subsidiary);

(c)	the contribution of a Subsidiary will, if it has Subsidiaries, be determined from its consolidated financial statements;

(d)
if a Material Subsidiary disposes of all or substantially all of its assets to another member of the Group, it will immediately cease to be a Material Subsidiary and the other member of the Group (if it is not the Company or already a Material Subsidiary) will immediately become a Material Subsidiary; and

(e)
except as specifically mentioned in paragraph (d) above, a member of the Group will remain a Material Subsidiary until the next audited consolidated financial statements of the Company show otherwise under paragraph (a) above.

“Month” means, in relation to an Interest Period (or any other period for the accrual of commission or fees in a currency), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the applicable Reference Rate Terms.

“New Lender” has the meaning given to that term in Clause 22 (Changes to the Lenders).

“Notice of Drawdown” means a notice substantially in the form set out in Part I of Schedule 3 (Requests and notices).

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“Original Financial Statements” means the audited consolidated financial statements of the Group for the Financial Year ended 31 December 2023.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Disposal” means any sale, lease, transfer or other disposal:

(a)	made in the ordinary course of business of the disposing entity;

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(c)	of obsolete or redundant assets;

(d)	by a member of the Group (other than the Company) to another member of the Group;

(e)	as a result of any Permitted Security;

(f)	of any asset acquired (directly or indirectly) as part of an Acquisition within 24 months of completion of that Acquisition;

(g)
of receivables on recourse terms, provided that the aggregate outstanding amount of receivables so disposed of does not at any time exceed EUR 100,000,000 (or its equivalent in another currency or currencies);

(h)	of receivables on a non-recourse basis; or

(i)	where the higher of the market value or consideration received and receivable does not exceed:

(i)
in any Financial Year (when aggregated with the higher of the market value or consideration received and receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (a) to (h) above, during that Financial Year) 15% of Reference EBITDA; and

(ii)
over the life of the Facility (when aggregated with the higher of the market value or consideration received and receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (a) to  (h) above) does not exceed EUR 500,000,000 (or its equivalent in another currency or currencies), where “Reference EBITDA” means, in respect of any sale, lease, transfer or other disposal made during a Financial Year, consolidated earnings of the Group before

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interest, tax, depreciation and amortisation as set out in the Company's annual financial statements for the preceding Financial Year.

“Permitted Mortgage Loan” means any mortgage loan (realkreditlån) granted by a Danish mortgage lending institution (realkreditinstitut) to any member of the Group, provided that the aggregate principal amount thereof does not at any time exceed EUR 300,000,000 (or its equivalent in another currency or currencies).

“Permitted Security” means any Security or (as the case may be) Quasi-Security, listed below:

(a)
any netting or set-off arrangement arising by the operation or law or by contract entered into by any member of the Group in the ordinary course of its banking business for the purpose of netting debit and credit balances;

(b)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(i)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(ii)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

and excluding in each case any Security or Quasi-Security under a credit support arrangement;

(c)	any lien or right of set-off arising by operation of law or in the ordinary course of business;

(d)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased (other than by capitalisation of interest) in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within 90 days of the date of acquisition of such asset;

(e)
any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

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(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased (other than by capitalisation of interest) in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within 90 days of that company becoming a member of the Group;

(f)	any Security or Quasi-Security entered into pursuant to any Finance Document;

(g)	any Security or Quasi-Security securing Permitted Mortgage Loans (including accrued interest, commission, costs and fees thereon);

(h)	any Security or Quasi-Security arising under any recourse factoring arrangement permitted pursuant to paragraph (g) of the definition of “Permitted Disposal”;

(i)
any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of business and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(j)	any Security or Quasi-Security over documents of title and goods arising in the ordinary course of documentary credit transactions entered into in the ordinary course of business;

(k)	any Security or Quasi-Security over any asset leased under Finance Leases permitted under this Agreement;

(l)	any Security or Quasi-Security in favour of landlords; and

(m)
any Security or Quasi-Security securing debt the principal amount of which (when aggregated with the principal amount of any other debt which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (a) to (l) above) does not exceed EUR 100,000,000 (or its equivalent in another currency or currencies).

“Permitted Subsidiary Financial Indebtedness” means Financial Indebtedness:

(a)	arising in the ordinary course of business with suppliers with a maximum duration of 120 days;

(b)
of any person acquired by a member of the Group after the date of the Agreement where that Financial Indebtedness is incurred under arrangements in existence at the date of the acquisition, but not incurred or increased (other than by capitalisation of interest) or having its maturity date extended in contemplation of, or since, that acquisition, provided that the Financial Indebtedness is repaid no later than 90 days after completion of the relevant acquisition;

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(c)	in respect of any earn-out or deferred consideration payable in respect of any Acquisition;

(d)	arising under Finance Leases having a capitalised value not exceeding EUR 100,000,000 (or its equivalent in another currency or currencies);

(e)	arising under Permitted Mortgage Loans;

(f)
arising under any foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of business, but not a foreign exchange transaction for investment or speculative purposes;

(g)
owed to other members of the Group and arising as a consequence of the movement of funds required to fund (i) an Acquisition or (ii) any other acquisition of shares or assets prior to the date of this Agreement as specified in Schedule 9 (Existing intra-Group acquisition debt);

(h)	owed to other members of the Group the aggregate principal amount of which does not at any time exceed EUR 400,000,000 (or its equivalent in another currency or currencies); or

(i)
not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding principal amount of which does not at any time exceed EUR 100,000,000 (or its equivalent in another currency or currencies).

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)
the solvent liquidation or reorganisation of any member of the Group other than the Company or any Material Subsidiary so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group or, to the extent they are distributed to persons who are not members of the Group, that distribution is permitted under Clause 20.4 (Disposals);

(c)
a merger between one or more members of the Group, provided that if the merger involves a Material Subsidiary and another member of the Group which is not a Material Subsidiary, the Material Subsidiary shall be the surviving entity and, in any circumstance, if the merger involves the Company, the Company shall be the surviving entity;

(d)	a transfer of shares by one member of the Group to another member of the Group; or

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(e)	a demerger of any member of the Group (other than the Company or any Material Subsidiary).

“Project Langkawi Acquisition” means the acquisition by members of the Group of up to 100% of the share capital of Longboard Pharmaceuticals, Inc.

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

“Quasi-Security” means an arrangement or transaction described in paragraph (b) of Clause 20.3 (Negative pledge).

“Quotation Day” means two TARGET Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Market” means the the European interbank market.

“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status) to 17.6 (Governing law and enforcement), 0 (No default), 17.12 (Pari passu ranking), 17.15 (Anti-corruption law) and 17.16 (Sanctions).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Sanctioned Person” means a person that is listed on any publicly available list of designated persons, groups and entities maintained in connection with Sanctions by any Sanctions Authority or which is otherwise the subject or a target of Sanctions.

“Sanctions” means any publicly available economic or financial sanctions laws, regulations, restrictive measures and/or trade embargoes enacted, imposed, administered or enforced from time to time by any Sanctions Authority (for the avoidance of doubt subject to any applicable exclusions, including regarding the delivery of medical supplies and other pharmaceutical products).

“Sanctions Authority” means:

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(a)	the United States government, (including, without limitation, OFAC, the U.S. Treasury Department's Office of Foreign Assets Control and the U.S. Department of State);

(b)	the United Nations and the United Nations Security Council;

(c)	the European Union and any competent authority acting on behalf of it;

(d)	any member state of the European Union and the European Economic Area;

(e)	the Kingdom of Denmark;

(f)	the United Kingdom; or

(g)	Norway,

and, in each case, the official institutions, authorities or agencies of any of the above.

“Sanctions Event” means:

(a)	any representation made or deemed to be made by the Company under Clause 17.16 (Sanctions) proves to have been incorrect or misleading when made or deemed to be made;

(b)	any undertaking in paragraphs (c) and (d) Clause 18.4 (Information: miscellaneous) or Clause 20.11 (Sanctions) is not complied with;

(c)	the Company or any of the Material Subsidiaries is or becomes:

(i)	a Sanctioned Person; or

(ii)	directly or indirectly owned more than 50% or controlled by a Sanctioned Person;

(d)	the Company is or becomes a person with which a Lender or any of its Affiliates is prohibited from engaging in a transaction pursuant to any Sanctions that it is required to comply with; or

(e)	any other event relating to a member of the Group which is reasonably likely to result in a Lender or any of its Affiliates:

(i)	becoming a Sanctioned Person; or

(ii)	being unable to fund itself or conduct business in any relevant market as a consequence of a breach of Sanctions,

in each case as a result of maintaining the Facility or its performance of, or the transaction contemplated by, the Finance Documents.

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“Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests and notices).

“Specified Time” means a day or time determined in accordance with Schedule 8 (Timetables).

“Subsidiary” means a dattervirksomhed within the meaning of section 5(3) of the Companies Act (selskabsloven).

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the Initial Termination Date, provided that if the First Extension Notification has been delivered by the Facility Agent, the Termination Date shall be the First Extended Termination Date.

“Total Commitments” means the aggregate of the Commitments, being EUR 500,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

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“Unpaid Sum” means any sum due and payable but unpaid by the Company under the Finance Documents.

“US” means the United States of America.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the “Arranger”, the “Facility Agent”, any “Finance Party”, any “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)
a Lender's “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	a “group of Lenders” includes all the Lenders;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(viii)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental,  intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

23

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to Copenhagen time.

(b)
The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

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SECTION 2
THE FACILITY

2	The Facility

2.1	The Facility Subject to the terms of this Agreement, the Lenders make available to the Company a EUR term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Increase

(a)	The Company may by giving prior notice to the Facility Agent by no later than the date falling ten Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.8 (Right of Cancellation in relation to a Defaulting Lender); or

(ii)	the Commitment of a Lender in accordance with:

(A)	Clause 7.1 (Illegality); or
(B)	paragraph (a) of 7.7 (Right of replacement or repayment and cancellation in relation to a single Lender), request that the Commitments be increased (and the Commitments shall be so increased) in an aggregate amount in of up to the  amount of the Commitment so cancelled as follows:

(iii)
the increased Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(iv)
the Company and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Company and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(v)
each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

25

(vii)
any increase in the Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the Facility Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b)
The Facility Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)
The Facility Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(d)
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)
The Company shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(f)
The Increase Lender shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 22.4 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 22.6 (Procedure for transfer) and if the Increase Lender was a New Lender.

(g)
The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (g).

(h)
Neither the Facility Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(i)	Clause 22.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

26

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Company is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by the Company which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by the Company.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3	Purpose

3.1	Purpose

The Company shall apply all amounts borrowed by it under the Facility towards funding (directly or indirectly) the Project Langkawi    Acquisition including (but not limited to):

(a)	payment of purchase price consideration for the Project Langkawi Acquisition and refinancing of entities acquired pursuant to the Project Langkawi Acquisition;

(b)	payment of Acquisition Costs relating to the Project Langkawi Acquisition; and

(c)	any earn-out payments and deferred purchase price payments to be made in connection with the Project Langkawi Acquisition.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

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4	Conditions of Utilisation

4.1	Initial conditions precedent
(a)
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to any Loan if on or before the Drawdown Date for that Loan the Facility Agent has received or waived the receipt of all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)
Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent
(a)
Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation), if on the date of the Notice of Drawdown and on the proposed Drawdown Date:

(i)	the Repeating Representations are true in all material respects; and

(ii)	no Default or Sanctions Event is continuing.

4.3	Maximum number of Loans
The Company may not deliver a Notice of Drawdown if as a result of the proposed Loan more than two Loans would be outstanding.

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SECTION 3
UTILISATION

5	Utilisation

5.1	Delivery of a Notice of Drawdown The Company may utilise the Facility by delivery to the Facility Agent of a duly completed Notice of Drawdown not later than the Specified Time.

5.2	Completion of a Notice of Drawdown
(a)	Each Notice of Drawdown is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Drawdown Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Notice of Drawdown.

5.3	Currency and amount
(a)	The currency specified in a Notice of Drawdown must be EUR.

(b)	The amount of the proposed Loan must be a minimum of EUR 10,000,000 or, if less, the Available Facility.

5.4	Lenders' participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Drawdown Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Cancellation of Commitment The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

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SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6	Repayment

6.1	Repayment of Loans The Company shall repay the Loans in full on the Termination Date.

6.2	Re-borrowing The Company may not re-borrow any part of the Facility which is repaid.

6.3	Extension Option
(a)
The Company may, by notice to the Facility Agent (the “First Extension Notice”) no earlier than 60 days and no later than 30 days prior to the Initial Termination Date extend the Termination Date to the date falling 18 Months after the date of this Agreement (the “First Extended Termination Date”).

(b)
Promptly following receipt of the First Extension Notice by the Facility Agent, the Facility Agent shall promptly notify each Lender (the “First Extension Notification”) and, subject to no Event of Default or Sanction Event being continuing on the date of the First Extension Notification, the extension of the Termination Date to the First Extended Termination Date shall become effective upon the First Extension Notification being delivered.

(c)	The Facility Agent shall confirm to the Company promptly upon delivery of the First Extension Notification.

7	Prepayment and Cancellation

7.1
Illegality
If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Company, the Available Commitment of that Lender will be immediately cancelled; and

(c)
to the extent that the Lender's participation has not been transferred pursuant to paragraph (d) of Clause 7.7 (Right of replacement or repayment and cancellation in relation to a single Lender), the Company shall repay that Lender's participation in the Loans on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be cancelled in the amount of the participations repaid.

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7.2	Change of control
(a)	If a Change of Control occurs or the Company is delisted:

(i)	the Company shall promptly notify the Facility Agent (which shall promptly notify each Lender) upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Loan; and

(iii)
if a Lender so requires and notifies the Facility Agent, the Facility Agent shall, by not less than 30 days' notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, where upon the Commitment of that Lender will be cancelled and all such outstanding Loans and amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above “Change of Control” means:

(i)	Lundbeckfond Invest A/S (CVR number 21 85 55 45) ceasing to own, directly or indirectly, at least 50.1 per cent. of the shares or voting share capital of the Company; or

(ii)	Lundbeckfond Invest A/S ceasing to be wholly owned by Lundbeckfonden (CVR number 11 81 49 13).

7.3	Sanctions Event If a Sanctions Event occurs:

(a)	the relevant Lender or the Company (as applicable) shall, upon becoming aware of such event, promptly notify the Facility Agent, which shall promptly notify each Lender and the Company;

(b)	the relevant Lender shall not be obliged to fund a Loan; and

(c)
if the affected Lender so requires and notifies the Facility Agent, the Facility Agent shall, by not less than 30 days' notice (or such shorter period as may be required by applicable law or regulation) to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding Loans and amounts will become immediately due and payable.

7.4	Capital Market Transaction
(a)
If any member of the Group completes any Capital Market Transaction while any Loans are outstanding, the Company shall apply (or procure the application of) any and all net proceeds (after deduction of costs, fees, expenses and any Tax or VAT paid or payable in connection with that Capital Market Transaction) which that member of the Group may obtain from such Capital Market Transaction towards the prepayment of any Loans outstanding under the Facility no later than 10 Business Days after the receipt of the relevant member of the Group thereof.

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(b)
For the purposes of this Clause 7.4 “Capital Market Transaction” means any issue by a member of the Group of any series of notes, bonds, convertible bonds or other debt capital markets instruments unlisted, listed or to be listed on any stock exchange, other regulated or unregulated marketplace which any member of the Group may, in its sole discretion, launch and complete at any time prior to the Termination Date.

7.5
Voluntary cancellation
The Company may, if it gives the Facility Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 10,000,000) of the Available Facility. Any cancellation under this Clause 7.5 shall reduce the Commitments of the Lenders rateably.

7.6
Voluntary prepayment of Loans
The Company may, if it gives the Facility Agent not less than three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of EUR 10,000,000).

7.7	Right of replacement or repayment and cancellation in relation to a single Lender
(a)	If:

(i)	any sum payable to any Lender by the Company is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Facility Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), the Company shall repay that Lender's participation in each Loan.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or
32

(ii)	the Company becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

the Company may on three Business Days' prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 22.11 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)
the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)
A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Facility Agent and the Company when it is satisfied that it has complied with those checks.

7.8	Right of Cancellation in relation to a Defaulting Lender
(a)
If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent five Business Days' notice of cancellation of the Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

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7.9	Restrictions
(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Company may not reborrow any part of the Facility which is prepaid

(d)	The Company shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)
If all or part of any Lender's participation in a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.10	Application of prepayments Any prepayment of a Loan pursuant to Clause 7.6 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender's participation in that Loan.

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SECTION 5
COSTS OF UTILISATIONS

8	Interest

8.1	Calculation of interest The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	EURIBOR.

8.2	Adjustment of Margin
(a)	From and including the Business Day falling 10 Business Days after the date of a Step Up Rating Change, the applicable Margin shall be the applicable Margin plus the Step Up Margin.

(b)
Subject to paragraph (c) below, in the event of a Step Down Rating Change following a Step Up Rating Change, with effect from and including the Business Day falling 10 Business Days after the date of such Step Down Rating Change, the applicable Margin shall be decreased by the Step Up Margin so that it again becomes the applicable Margin only.

(c)
If a Step Up Rating Change occurs and, subsequently, a Step Down Rating Change occurs prior to the Business Day falling 10 Business Days after the date of such Step Up Rating Change, the applicable Margin shall neither be increased nor decreased as a result of either such event.

(d)
The Company shall notify the Facility Agent of a Rate Adjustment or any withdrawal of any rating assigned to the Company as soon as reasonably practicable after the occurrence of the relevant event but in no event later than five Business Day upon becoming aware thereof.

(e)
Notwithstanding any other provision contained herein, there shall be no limit on the number of times that the applicable Margin may be adjusted pursuant to a Step Up Rating Change or a Step Down Rating Change during the term of this Agreement, provided that at no time will the margin be less than the applicable Margin or more that the applicable Margin plus the Step Up Margin.

(f)	In this Clause 8.2:

“Adjustment Rating Agency” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), or any successor or any rating agency (an “Adjustment Substitute Rating Agency”) substituted for S&P by the Company from time to time.

“Minimum Rating Requirement” means that the long-term issuer credit rating of the Company is either BBB- or above in the case of S&P and/or, where an

35

Adjustment Rating Agency has been substituted by the Company, a comparable rating or above by at least one of the Adjustment Substitute Rating Agencies.

“Rate Adjustment” means each of the events giving rise to an adjustment to the applicable Margin as described in this Clause 8.2.

“Step Down Rating Change” means the reinstatement of the Minimum Rating Requirement following the occurrence of a Step Up Rating Change.

“Step Up Margin” means 0.25% p.a.

“Step Up Rating Change” means either the failure to meet the Minimum Rating Requirement by at least one Adjustment Rating Agency, or no Adjustment Rating Agency assigns a rating. If the rating designations employed by S&P are changed from those which are described in the definition of “Minimum Rating Requirement” above, or if a rating is procured from an Adjustment Substitute Rating Agency, the Company shall determine the rating designations of S&P or such Adjustment Substitute Rating Agency (as appropriate) as are most equivalent to the prior rating designations of S&P and this Clause 8.2 shall be construed accordingly.

8.3
Payment of interest
The Company shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.4	Default interest
(a)
If the Company fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1% p.a. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 8.4 shall be immediately payable by the Company on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1% p.a. higher than the rate which would have applied if the overdue amount had not become due.

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(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.5	Notifications
(a)	The Facility Agent shall promptly notify the Lenders and the Company of the determination of a rate of interest relating to a Loan.

(b)	The Facility Agent shall promptly notify the Company of each Funding Rate relating to a Loan.

9	Interest Periods

9.1	Selection of Interest Periods
(a)	The Company may select an Interest Period for a Loan in the Notice of Drawdown for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Facility Agent by the Company not later than the Specified Time.

(c)	If the Company fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.

(d)
Subject to this Clause 9, the Company may select an Interest Period of one or three Months or any other period agreed between the Company, the Facility Agent and all the Lenders. No more than three Interest Periods of one Month may be requested in any calendar year.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period for a Loan shall start on the Drawdown Date or (if already made) on the last day of its preceding Interest Period.

9.2
Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the Calculation of Interest

10.1	Unavailability of Screen Rate
(a)
Interpolated Screen Rate: If no Screen Rate is available for EURIBOR for the Interest Period of a Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)
Cost of funds: If paragraph (a) above applies but it is not possible to calculate the Interpolated Screen Rate, there shall be no EURIBOR for that Loan and  Clause 10.3 (Cost of funds) shall apply to that Loan for that Interest Period.

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10.2
Market disruption
If before close of business in Copenhagen on the Quotation Day for the relevant Interest Period the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35% of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR then Clause 10.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.3	Cost of funds
(a)	If this Clause 10.3 applies, the rate of interest on each Lender's share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)
the rate notified to the Facility Agent by that Lender as soon as practicable and in any event by by close of business on the date falling two Business Days after the Quotation Day (or, if earlier, on the date falling one Business Day before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)
If this Clause 10.3 applies and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 10.3 applies pursuant to Clause 10.2 (Market disruption) and:

(i)	a Lender's Funding Rate is less than EURIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR.

10.4	Notification to Company
  If Clause 10.3 (Cost of funds) applies, the Facility Agent shall, as soon as is practicable, notify the Company.

10.5	Break Costs
(a)
The Company shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of a Loan or Unpaid Sum being paid by the Company on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

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(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

11.1	Arrangement fee The Company shall pay to the Facility Agent (for the account of the Lenders) an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.2	Ticking fee. The Company shall pay to the Facility Agent (for the account of the Lenders) a ticking fee in the amount and at the times agreed in a Fee Letter.

11.3	Facility Agency fee The Company shall pay to the Facility Agent (for its own account) a facility agency fee in the amount and at the times agreed in a Fee Letter.

11.4
Extension fee
If the Company exercises the extension option under Clause 6.3 (Extension Option), the Company shall, no later than seven days after receipt by it of the First Extension Notification, pay to the Facility Agent (for the account of each Lender) an extension fee in an amount equal to 0.05 per cent. of the amount of the Total Commitments.

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SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12	Tax Gross Up and Indemnities

12.1	Definitions In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to it in respect of a Loan under a Finance Document and, in relation to the Company is:

(i)	a Lender which is resident for tax purposes in Denmark and to whom interest may be paid by the Company without a Tax Deduction under Danish law; or

(ii)	a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by the Company to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Treaty Lender” means a Lender which is treated as resident in a jurisdiction that has a double taxation agreement (a “Treaty”) with Denmark which gives such resident full exemption from tax imposed by Denmark on interest.

Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up
(a)	The Company shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Company.

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(c)
If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction if on the date on which the payment falls due:

(i)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)
the relevant Lender is a Treaty Lender and the Company is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)
If the Company is required to make a Tax Deduction, the Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and the Company shall co-operate in completing any procedural formalities necessary for the Company to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity
(a)
The Company shall (within five Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is

41

incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);
(B)
would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied; or

(iii)	relates to a FATCA Deduction required to be made by a Party.

(c)
A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from the Company under this Clause 12.3, notify the Facility Agent.

12.4	Tax Credit If the Company makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Company which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Company.

12.5	Lender status confirmation
(a)
Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Facility Agent and without liability to the Company, which of the following categories it falls in:

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(i)	not a Qualifying Lender;

(ii)	a Qualifying Lender (other than a Treaty Lender); or

(iii)	a Treaty Lender.

(b)
If such a Lender fails to indicate its status in accordance with this Clause 12.5 then that Lender shall be treated for the purposes of this Agreement (including by the Company) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 12.5.

12.6	VAT
(a)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

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(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this Clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any similar provisions in any jurisdiction which is not a member state of the European Union so that a reference to Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of such group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

12.7	FATCA information
(a)	Subject to paragraph (c) below, each Party shall, within five Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

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(c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction
(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

13	Increased Costs

13.1	Increased costs
(a)
Subject to Clause 13.3 (Exceptions) the Company shall, within five Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)
a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

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13.2	Increased cost claims
(a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions
(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Company;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iv)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3:

    "Basel III" means:

(i)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

46

(ii)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and

(iv)	a reference to a “Tax Deduction” has the same meaning given to that term in Clause 12.1 (Definitions).

14	Other Indemnities

14.1	Currency indemnity
(a)
If any sum due from the Company under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Company;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Company shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities
(a)	The Company shall, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default or a Sanctions Event;

(ii)
a failure by the Company to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(iii)
funding, or making arrangements to fund, its participation in a Loan requested by the Company in a Notice of Drawdown but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

47

(b)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company.

14.3	Indemnity to the Facility Agent The Company shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

14.4
Acquisition indemnity
The Company shall, within five Business Days of demand, indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Project Langkawi Acquisition or the funding of the Project Langkawi Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Project Langkawi Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 14.4.

15	Mitigation by the Lenders

15.1	Mitigation
(a)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Company under the Finance Documents.

15.2	Limitation of liability
(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

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(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Costs and Expenses

16.1
Transaction expenses
The Company shall, within five Business Days of a demand, pay the Facility Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs If:

(a)	the Company requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 27.10 (Change of currency),

the Company shall, within five Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3
Enforcement costs
The Company shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17	Representations The Company makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1	Status
(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Material Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Material Subsidiaries or any of its or any of its Material Subsidiaries' assets,

(d)	in each case to an extent which has, or is reasonably likely to have, a Material Adverse Effect.

17.4
Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence Subject to the Legal Reservations, all Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

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17.6	Governing law and enforcement Subject to the Legal Reservations:

(a)	the choice of Danish law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in Denmark in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

17.7
Deduction of Tax
It is not required to make any Tax Deduction (as defined in Clause 12.1 (Definitions)) from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender falling within paragraph (i) of the definition of “Qualifying Lender” (as defined in Clause 12.1 (Definitions)).

17.8
No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.9	No default
(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Loan.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Material Subsidiaries or to which its (or any of its Material Subsidiaries') assets are subject which might have a Material Adverse Effect.

17.10	Financial statements
(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)
The Original Financial Statements fairly present its consolidated financial condition as at the end of the relevant Financial Year and its consolidated results of operations during the relevant Financial Year.

(c)	There has been no material adverse change in the Group's business or financial condition since the date of the Original Financial Statements.

17.11
No misleading information
Any written factual information provided by the Company in connection with the entry into this Agreement was, taken as a whole, true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

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17.12
Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.13	No proceedings
(a)
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Material Subsidiaries.

(b)
No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it or any of its Material Subsidiaries.

(c)	No representation is given under this Clause 17.13 in respect of any Disclosed Matter.

17.14	Intellectual Property It and each of its Material Subsidiaries:

(a)
is the sole legal and beneficial owner of or has licensed to it all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

(b)
does not (nor does any of its Material Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

17.15	Anti-corruption law
(a)
The Company and each Material Subsidiary conducts its businesses in compliance with applicable anti-corruption laws where failure to do so would otherwise, in the reasonable opinion of the Majority Lenders, adversely affect the interests of the Lenders.

(b)	Each other member of the Group conducts its business in compliance with applicable anti-corruption laws where failure to do so might reasonably be expected to have a Material Adverse Effect.

(c)	The Company has instituted and maintains policies and procedures (applicable to each member of the Group) designed to promote and achieve compliance with such laws.

(d)	No representation is given under this Clause 17.15 in respect of any Disclosed Matter.

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17.16	Sanctions
(a)
None of the Company, any Material Subsidiary or, to the best knowledge of the Company, any employee of the Company or any Material Subsidiary is in breach in any respect of, or engaged in any activity reasonably likely to result in breach of, any Sanctions that it is required to comply with (taking into account the EU Blocking Regulation).

(b)	None of the Company, any Material Subsidiary, or (to the best of the Company's knowledge) their respective directors and officers, is an individual or entity, that is:

(i)	a Sanctioned Person or owned more than 50% or controlled (directly or indirectly) by a Sanctioned Person; or

(ii)
located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions (taking into account the EU Blocking Regulation) prohibiting dealings relating to such government, country, or territory in respect of the type of products and services supplied by the Company or any of its Material Subsidiaries in that country or territory.

(c)
The Company has adopted policies and procedures designed to ensure compliance by them and their respective directors, officers and employees with Sanctions and such policies and procedures have been implemented and are maintained in effect by it and each other member of the Group.

17.17
Repetition.
The Repeating Representations are deemed to be made by the Company by reference to the facts and circumstances then existing on the date of each Notice of Drawdown and the first day of each Interest Period.

18
Information Undertakings

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements The Company shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its Financial Years, its audited consolidated financial statements for that Financial Year.

(b)
as soon as the same become available, but in any event within 60 days after the end of each of its first, second and third financial quarters, its consolidated financial statements for that financial quarter.

18.2	Compliance Certificate
(a)
The Company shall supply to the Facility Agent, with each set of financial statements delivered pursuant to Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial Covenants) as at the date as at which those financial statements were drawn up.

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(b)	Each Compliance Certificate shall be signed by the Head of Group Treasury, the Senior Vice President of Group Finance, the Chief Financial Officer or an authorised signatory of the Company.

18.3	Requirements as to financial statements The Company shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP.

18.4	Information: miscellaneous The Company shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all documents dispatched by the Company to its creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group which, in each case, have or, where they could reasonably be expected to be adversely determined, could reasonably be expected to, if adversely determined, have a Material Adverse Effect;

(c)
promptly upon becoming aware of them, the details of any violation, inquiry claim, action, suit, proceeding or investigation pursuant to Sanctions against any member of the Group or any of their respective directors or officers;

(d)
promptly upon becoming aware of them, the details of any violation, inquiry claim, action, suit, proceeding or investigation pursuant to Sanctions against it, any of its Subsidiaries, or any of their respective directors or officers and notification that any of the Company or its Subsidiaries has been designated as a Sanctioned Person;

(e)
promptly upon becoming aware of them, the details of any judgment or order of any court, arbitral body or agency which is made against any member of the Group and which would be reasonably likely to have a Material Adverse Effect; and

(f)
promptly, such further information regarding the financial condition, business and operations of itself or any Material Subsidiary as any Finance Party (through the Facility Agent) may reasonably request and which the Company is legally permitted to disclose to the Finance Parties.

18.5	Notification of default
(a)	The Company shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

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(b)
Promptly upon a request by the Facility Agent, the Company shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	Use of websites
(a)
The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the “Designated Website”) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

(b)
If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(c)
The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(d)	The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

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(e)
If the Company notifies the Facility Agent under paragraph (d)(i) or paragraph (d)(v) above, all information to be provided by the Company under this
Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(f)
Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

18.7
Use of Group website
The Company may satisfy its obligation to deliver any information pursuant to Clause
18.1 (Financial statements) or Clause 18.4 (Information: miscellaneous) (and shall not be required to do anything further to satisfy its obligations under those Clauses) to the extent such information is freely available on the Group's website.

18.8	“Know your customer” checks
(a)
The Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19	Financial Covenants

19.1	Financial definitions In this Agreement:

“Adjusted EBITDA” means, in relation to a Relevant Period, EBITDA for that Relevant Period adjusted by:

(a)
including the operating profit before interest, tax and amortisation (calculated on the same basis as EBITDA) of a member of the Group (or attributable to a business or assets) acquired during the Relevant Period for that part of the Relevant Period prior to it becoming a member of the Group or (as the case may be) prior to the acquisition of the business or assets; and

(b)
excluding the operating profit before interest, tax and amortisation (calculated on the same basis as EBITDA) attributable to any member of the Group (or to any business or assets) disposed of during the Relevant Period for that part of the Relevant Period.

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“EBITDA” means, in respect of a Relevant Period, the consolidated operating profit of the Group for that Relevant Period before interest (including the results from discontinued operations) but:

(a)
before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period;

(b)	not including any accrued interest, fees and other finance charges owing to any member of the Group;

(c)	before taking into account any Exceptional Items, provided that this adjustment shall not exceed 15 per cent. of EBITDA for any Relevant Period;

(d)	before deducting any Acquisition Costs;

(e)	plus or minus the Group's share of the profits or losses (after finance costs and tax) of Non-Group Entities;

(f)
before taking into account any unrealised gains or losses on any derivative instrument or financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(g)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset or on the disposal of an asset, in each case other than in the ordinary course of trading;

(h)	before taking into account any Pension Items;

(i)	after adding back, to the extent deducted and deducting, to the extent included, the amount of any losses or gains of discontinued operations; and

(j)	plus the interest expenses in respect of any lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation, depreciation and amortisation.

“Extraordinary Item” means any exceptional, one off, or extraordinary item.

“Leverage” means, in respect of any Relevant Period, the ratio of Net Debt on the last day of that Relevant Period to Adjusted EBITDA in respect of that Relevant Period.

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“Net Debt” means "net interest bearing debt" as shown on the Group's consolidated balance sheet but:

(a)	excluding any such debt to any other member of the Group;

(b)	excluding amounts payable under leases or other lease contracts except for Finance Leases;

(c)	including, in the case of Finance Leases only, their capitalised value;

(d)	excluding any Pension Items;

(e)	excluding hedging transactions; and

(f)	deducting the aggregate amount of cash and Cash Equivalent Investments held by any member of the Group at that time,

and so that no amount shall be included or excluded more than once.

“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and joint ventures)) in which any member of the Group has an ownership interest.

“Pension Item” means any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme.

“Post-Acquisition Relevant Period” means, in respect of an Acquisition, all Relevant Periods which end during the period from the date of completion of that Acquisition (the “completion date”) to the date which is the last day of the second full financial quarter after the completion date.

“Relevant Period” means each period of twelve months ending on or about the last day of the Company's Financial Year and each period of twelve months ending on or about the last day of each of the Company's financial quarters.

19.2	Leverage
(a)	Subject to paragraph (b) below, Leverage in respect of any Relevant Period shall not exceed a ratio of 4.0:1.

(b)
Notwithstanding paragraph (a) above but subject to paragraph (c) below, Leverage in respect of any Post-Acquisition Relevant Period shall not exceed a ratio of 4.5:1 (the “Elevated Ratio”), provided that the Company must, in the Compliance Certificate for a Post-Acquisition Relevant Period where the Elevated Ratio did not apply in respect of the immediately preceding Relevant Period confirm that the Company is applying the Elevated Ratio and specify the Post-Acquisition Relevant Periods for which the Elevated Ratio will apply.

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(c)
If Leverage for any Post-Acquisition Relevant Period (an “original Post-Acquisition Relevant Period”) has been above 4.0:1 as permitted pursuant to paragraph (b) above, then paragraph (b) above shall not apply again in respect of a subsequent Acquisition unless Leverage has been no higher than 3.0:1 for not less than two consecutive Relevant Periods since the end of the original Post-Acquisition Relevant Period.

19.3
Financial testing.
Leverage shall be calculated in accordance with GAAP (as amended by this Agreement) and tested by reference to each of the financial statements delivered pursuant to Clause 18.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate).

20
General Undertakings
The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations The Company shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2
Compliance with laws
The Company shall (and shall ensure that each of its Material Subsidiaries will) comply in all respects with all laws to which it may be subject, if failure so to comply has, or could reasonably be expected to have, a Material Adverse Effect.

20.3	Negative pledge
(a)	The Company shall not (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	The Company shall not (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Company or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

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(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security which is a Permitted Security or a Permitted Transaction.

20.4	Disposals
(a)
The Company shall not (and the Company shall ensure that none of its Material Subsidiaries will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any Permitted Disposal or a Permitted Transaction.

20.5	Subsidiary Financial Indebtedness
(a)	The Company shall ensure that no other member of the Group will incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any Permitted Subsidiary Financial Indebtedness or a Permitted Transaction.

20.6	Merger
(a)	The Company shall not (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) above does not apply to any Permitted Transaction.

20.7	Joint Ventures
(a)
The Company shall not (and the Company shall ensure that no other member of the Group will) sell, lease, contribute or otherwise transfer to a Joint Venture any material non-cash asset of the Group existing prior to the contemplated sale, lease, contribution or other transfer.

(b)	Paragraph (a) above does not apply to any Permitted Disposal or a Permitted Transaction.

(c)
In this Clause 20.7, “Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity which in each case is not a member of the Group.

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20.8	Change of business The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

20.9	Intellectual Property
(a)	The Company shall (and the Company shall procure that each other member of the Group will):

(i)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(ii)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(iii)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(iv)
not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(v)	not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (i) and (ii) above, or, in the case of paragraphs (iv) and (v) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

(b)
Failure to comply with any part of paragraph (a) above shall not be a breach of this Clause 20.9 to the extent that any dealing with Intellectual Property which would otherwise be a breach of paragraph (a) above is contemplated by the definition of Permitted Transaction.

20.10	Anti-corruption law
(a)
The Company shall not (and the Company shall ensure that no other member of the Group will) directly or, to the best knowledge of the Company, indirectly use the proceeds of any Loans for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)
The Company shall (and the Company shall ensure that each Material Subsidiary will) conduct its businesses in compliance with applicable anti-corruption laws where failure to do so would otherwise, in the reasonable opinion of the Majority Lenders, adversely affect the interests of the Lenders.

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(c)
The Company shall ensure that each member of the Group will conduct its businesses in compliance with applicable anti-corruption laws, where failure to do so might reasonably be expected to have a Material Adverse Effect.

(d)	This Clause 20.10 shall not shall not apply to any Disclosed Matter.

20.11	Sanctions
(a)
The Company shall ensure that the proceeds of any Loans will not directly or indirectly be lent, contributed, used or otherwise made available to any individual or entity or for the benefit of any individual or entity:

(i)
to fund any activities or business of or with, or enter into transactions with, any such individual or entity that is a Sanctioned Person or in a country or territory that is the target of country-wide or territory-wide Sanctions; or

(ii)	in any manner that would result in a violation of any Sanctions by, or could result in the imposition of sanctions against, any party to any Finance Document.

(b)	The Company will not fund all or any part of any payment under this Agreement or any other Finance Document out of proceeds derived from transactions which would be prohibited by Sanctions.

21	Events of Default Each of the events or circumstances set out in Clause 21 is an Event of Default (save for Clauses 21.12 (Acceleration) and 21.13 (Clean-up Period)).

21.1
Non-payment
The Company does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within five Business Days of its due date.

21.2	Financial covenants Any requirement of Clause 19 (Financial covenants) is not satisfied.

21.3	Other obligations
(a)
The Company does not comply with any provision of the Finance Documents (other than those referred to in paragraphs (c) and (d) of Clause 18.4 (Information: miscellaneous) and Clauses 20.11 (Sanctions), 21.1 (Non-payment), 21.2 (Financial covenants)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (A) the Facility Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

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21.4	Misrepresentation
(a)
Any representation or statement made or deemed to be made by the Company in the Finance Documents or any other document delivered by or on behalf of the Company under or in connection with any Finance Document (except for any representation or statement made or deemed to be made by the Company pursuant to Clause 17.16 (Sanctions)) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)
No Event of Default under paragraph (a) above will occur if the circumstances underlying the misrepresentation are capable of remedy and are remedied within 20 Business Days of the earlier of (A) the Facility Agent giving notice to the Company and (B) the Company becoming aware of the misrepresentation.

21.5	Cross default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 21.5:

(i)
as a result of any Financial Indebtedness arising under any derivative, hedging or other treasury transaction becoming due and payable prior to its specified maturity as a result of an automatic early termination event (however described) under such derivate, hedging or other treasury transaction by reason of the insolvency or other default of the counterparty to (or of a specified entity of such counterparty), or any credit support provider of, such derivate, hedging or other treasury transaction;

(ii)	if the relevant Financial Indebtedness is owed to other members of the Group; or

(iii)
the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR 15,000,000 (or its equivalent in any other currency or currencies).

21.6	Insolvency
(a)	The Company or any of its Material Subsidiaries:

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(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of the Company or any of its Material Subsidiaries.

21.7	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company or any of its Material Subsidiaries other than as a consequence of a solvent liquidation or reorganisation of any Material Subsidiary;

(ii)
a composition, compromise, assignment or arrangement with any creditor of the Company or any of its Material Subsidiaries (excluding any composition, compromise, assignment or arrangement agreed with any Finance Party in its capacity as such);

(iii)
the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Subsidiary), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Company or any of its Material Subsidiaries or any of their respective assets; or

(iv)	enforcement of any Security over any assets of the Company or any of its Material Subsidiaries,

or any analogous procedure or step is taken in any jurisdiction.

(b)	This Clause 21.7 shall not apply to any petition which disputed by the relevant member of the Group in good faith and is discharged, stayed or dismissed within 45 days of commencement.

21.8
Creditors' process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Company or any of its Material Subsidiaries having an aggregate value (net of any expropriation or other compensation received or receivable) of EUR 15,000,000 (or its equivalent in any other currency or currencies) and is not discharged within 45 days.

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21.9	Unlawfulness It is or becomes unlawful for the Company to perform any of its obligations under the Finance Documents.

21.10	Repudiation The Company repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.11	Material adverse change Any event or circumstance occurs which has a Material Adverse Effect.

21.12	Acceleration On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

21.13	Clean-up Period
(a)	Notwithstanding any other provision of any Finance Document, from and including the completion of an Acquisition until and including the relevant Clean-up Date:

(i)	any misrepresentation in respect of a representation set out in Clause 17 (Representations);

(ii)	any breach of an undertaking set out in Clause 20 (General Undertakings); or

(iii)	any Event of Default,

will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default, nor constitute a draw stop or allow acceleration (as the case may be) if:

(A)
it would have been (if it were not for this paragraph (a)) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to the relevant target and any of its Subsidiaries (or any obligation to procure or ensure in relation to the relevant target and any of its Subsidiaries);

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(B)	it is capable of remedy and reasonable steps are being taken to remedy it;
(C)	the circumstances giving rise to it have not been procured by or approved by the Company or any other person being a member of the Group at that time; and
(D)	it does not have a Material Adverse Effect.
(b)
If the relevant circumstances are continuing on or after the relevant Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

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SECTION 9
CHANGES TO PARTIES

22	Changes to the Lenders

22.1	Assignments and transfers by the Lenders Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets but excluding in any case a distressed debt fund or loan-to-own investor (the “New Lender”).

22.2	Company consent
(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of any Lender; or

(ii)	made at a time when an Event of Default or a Sanctions Event is continuing.

(b)
The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

22.3	Other conditions of assignment or transfer
(a)	An assignment will only be effective on:

(i)
receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and

(ii)
performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 22.6 (Procedure for transfer) is complied with.

(c)	If:

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(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(d)
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

22.4	Assignment or transfer fee The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of EUR 3,500.

22.5	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Company;

(iii)	the performance and observance by the Company of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Company and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

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(ii)
will continue to make its own independent appraisal of the creditworthiness of the Company and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Company of its obligations under the Finance Documents or otherwise.

22.6	Procedure for transfer
(a)
Subject to the conditions set out in Clause 22.2 (Company consent) and Clause 22.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 22.11 (Pro rata interest settlement), on the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Company and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)
each of the Company and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Company and the New Lender have assumed and/or acquired the same in place of the Company and the Existing Lender;

(iii)
the Facility Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

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(d)	the New Lender shall become a Party as a “Lender”.

22.7	Procedure for assignment
(a)
Subject to the conditions set out in Clause 22.2 (Company consent) and Clause 22.3 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)
The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 22.11 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)
the Existing Lender will be released by the Company and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)
Lenders may utilise procedures other than those set out in this Clause 22.7 to assign their rights under the Finance Documents (but not, without the consent of the Company or unless in accordance with Clause 22.6 (Procedure for transfer), to obtain a release by the Company from the obligations owed to the Company by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 22.2 (Company consent) and Clause 22.3 (Other conditions of assignment or transfer).

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22.8
Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

22.9
Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from the Company, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Company other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

22.10	Acknowledgement regarding any Supported QFCs
(a)
To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the Parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b)
In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such

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QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that might be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the Parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(c)	As used in this Clause 22.10, the following terms shall have the following meaning:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

22.11	Pro rata interest settlement
(a)
If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 22.6 (Procedure for transfer) or any assignment pursuant to Clause 22.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and

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(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(iii)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(iv)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.11, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 22.11 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)
An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 22.11 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

23	Assignment and transfer by the Company The Company may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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SECTION 10
THE FINANCE PARTIES

24	Role of the Facility Agent and the Arranger

24.1	Appointment of the Facility Agent
(a)	Each of the Arranger and the Lenders appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each of the Arranger and the Lenders authorises the Facility Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Instructions
(a)	The Facility Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)
The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)
The Facility Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

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(e)	In the absence of instructions, the Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

24.3	Duties of the Facility Agent
(a)	The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(c)
Without prejudice to 22.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)
If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

24.4	Role of the Arranger Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.5	No fiduciary duties
(a)	Nothing in any Finance Document constitutes the Facility Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

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24.6	Business with the Group The Facility Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.7	Rights and discretions
(a)	The Facility Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of (A) above, may assume the truth and accuracy of that certificate.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Notice of Drawdown) is made on behalf of and with the consent and knowledge of the Company.

(c)	The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be necessary.

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(e)
The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Facility Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Facility Agent:

(i)	may disclose; and

(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)
Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

24.8	Responsibility for documentation Neither the Facility Agent nor the Arranger is responsible or liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, the Company or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

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(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

24.9	No duty to monitor The Facility Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

24.10	Exclusion of liability
(a)
Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Facility Agent will not be liable for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)
without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or

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settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, teleccommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause.

(c)
The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent's liability, any liability of the Facility Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

24.11
Lenders' indemnity to the Facility Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within ten Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence

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or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 27.11 (Disruption to payment systems etc.), notwithstanding the Facility Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by the Company pursuant to a Finance Document).

24.12	Resignation of the Facility Agent
(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in Denmark as successor by giving notice to the Lenders and the Company.

(b)
Alternatively the Facility Agent may resign by giving 30 days' notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Facility Agent acting through an office in Denmark.

(c)
If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent (after consultation with the Company) may ap- point a successor Facility Agent (acting through an office in Denmark).

(d)
The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Facility Agent) and this Clause 24 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

(h)
The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

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(i)
the Facility Agent fails to respond to a request under Clause 12.7 (FATCA information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Facility Agent pursuant to Clause 12.7 (FATCA information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.

24.13	Replacement of the Facility Agent
(a)
After consultation with the Company, the Majority Lenders may, by giving 30 days' notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent (acting through an office in Denmark).

(b)
The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(c)
The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Facility Agent) and this Clause 24 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

24.14	Confidentiality
(a)
In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

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(b)
If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

24.15	Relationship with the Lenders
(a)
Subject to Clause 22.11 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall con- tain the address, electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 29.2 (Addresses) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

24.16
Credit appraisal by the Lenders
Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

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(d)
the adequacy, accuracy or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.17
Deduction from amounts payable by the Facility Agent
If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25	Conduct of business by the Finance Parties No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26	Sharing among the Finance Parties

26.1
Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Company other than in accordance with Clause 27 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.6 (Partial payments).

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26.2
Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the Company and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 27.6 (Partial payments) towards the obligations of the Company to the Sharing Finance Parties.

26.3
Recovering Finance Party's rights
On a distribution by the Facility Agent under Clause 26.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Company, as between the Company and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Company.

26.4	Reversal of redistribution If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the Company and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Company.

26.5	Exceptions
(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Company.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 11
ADMINISTRATION

27	Payment Mechanics

27.1	Payments to the Facility Agent
(a)
On each date on which the Company or a Lender is required to make a payment under a Finance Document, the Company or, as relevant, Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or Copenhagen, as specified by the Facility Agent) and with such bank as the Facility Agent, in each case, specifies.

27.2
Distributions by the Facility Agent
Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Company) and Clause 27.4 (Clawback and pre-funding) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or Copenhagen, as specified by that Party).

27.3
Distributions to the Company
The Facility Agent may (with the consent of the Company or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Company under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback and pre-funding
(a)
Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
Unless paragraph (c) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

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(c)
If the Facility Agent has agreed with the Company and has notified the Lenders that it is willing to make available amounts for the account of the Company before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Company:

(i)	the Facility Agent shall notify the Company of that Lender's identity and the Company shall on demand refund that sum to the Facility Agent; and

(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Company, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

27.5	Impaired Agent
(a)
If, at any time, the Facility Agent becomes an Impaired Agent, the Company or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 27.1 (Payments to the Facility Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)
if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (b) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Company or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)
A Party which has made a payment in accordance with this Clause 27.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)
Promptly upon the appointment of a successor Facility Agent in accordance with Clause 24.13 (Replacement of the Facility Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 27.2 (Distributions by the Facility Agent).

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(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

27.6	Partial payments
(a)
If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Com- pany under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Facility Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Company.

27.7	No set-off by the Company All payments to be made by the Company under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.8	Business Days
(a)
Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

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(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.9	Currency of account
(a)	Subject to paragraphs (b) to (e) below, EUR is the currency of account and payment for any sum due from the Company under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than EUR shall be paid in that other currency.

27.10	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

27.11
Disruption to payment systems etc.
If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

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(a)
the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)
the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 33 (Amendments and Waivers);

(e)
the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.11; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

28
Set-Off

A Finance Party may set off any matured obligation due from the Company under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29	Notices

29.1
Communications in writing.
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail or letter.

29.2
Addresses
The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

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(a)	in the case of the Company:

Address:	Ottiliavej 9 DK-2500 Valby Denmark
Attention:	Peter Kreutzfeldt Director, Treasury & Insurance Email: PEKF@lundbeck.com

(b)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party;

(c)	in the case of the Facility Agent:

Address:	Grønjordsvej 10, 2300 Copenhagen S, Denmark

For communications relating to credit and documentation matters including, without limitation, conditions precedent and financial information:

Email:	Agency@nordea.com
Att.:	Structured Loan Services

For communications relating to loan operational matters including, without limitation, utilisations, rollovers and confirmation of amount of outstanding Loans:

E-mails: sls.sweden@nordea.com
Att.: Agency

or, in each case, any substitute address or electronic mail address or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

29.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of electronic mail, when received in readable form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified

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with the Facility Agent's signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to the Company shall be sent through the Facility Agent.

(d)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

29.4	Notification of address and electronic mail address Promptly upon changing its address or electronic mail address, the Facility Agent shall notify the other Parties.

29.5
Communication when Facility Agent is Impaired Agent
If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

29.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30	Calculations and Certificates

30.1
Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2
Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

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30.3	Day count convention and interest calculation
(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i)	on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and

(ii)	subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by the Company under a Finance Document shall be rounded to two decimal places.

31
Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32
Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

33	Amendments and Waivers

33.1	Required consents
(a)
Subject to Clauses 33.2 (All Lender matters) and 33.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.

(c)	Paragraph (c) of Clause 22.11 (Pro rata interest settlement) shall apply to this Clause 33.

33.2	All Lender matters Subject to Clause 33.4 (Replacement of Screen Rate) an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

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(a)	the definitions of “Majority Lenders”, “Sanctioned Person”, “Sanctions”, “Sanctions Authority” and “Sanctions Event” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)
a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable (in each case other than through the operation of the grid set out in the definition of “Margin” in Clause 1.1 (Definitions);

(d)
an increase in any Commitment (except pursuant to Clause 2.2 (Increase)), an extension of the Availability Period (other than as a consequence of the exercise of the extension option in Clause 6.3 (Extension Option)) or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(e)	a change to the Company;

(f)	any provision which expressly requires the consent of all the Lenders; or

(g)
Clause 2.3 (Finance Parties' rights and obligations), Clause 7.1 (Illegality), Clause 7.2 (Change of control), Clause 7.3 (Sanctions Event), Clause 7.10 (Application of prepayments), Clause 17.16 (Sanctions), Clause 20.11 (Sanctions), Clause 22 (Changes to the Lenders), Clause 23 (Assignment and transfer by the Company), Clause 26 (Sharing among the Finance Parties), this Clause 33, Clause 37 (Governing law) or Clause 38 (Jurisdiction),

shall not be made without the prior consent of all the Lenders.

33.3
Other exceptions
An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Facility Agent or the Arranger, as the case may be.

33.4	Replacement of Screen Rate
(a)	Subject to 33.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to the Screen Rate for EUR, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in relation to EUR in place of the Screen Rate; and

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)
enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

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(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

(b)
If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within five Business Days (or such longer time period in relation to any request which the Company and the Facility Agent may agree) of that request being made:

(i)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(c)	In this Clause 33.4:

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Benchmark” means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for the Screen Rate by:

(i)	the administrator of the Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by the Screen Rate); or

(ii)	any Relevant Nominating Body,

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and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or

(c)	in the opinion of the Majority Lenders and the Company, an appropriate successor to the Screen Rate.

“Screen Rate Replacement Event” means:

(a)	the methodology, formula or other means of determining the Screen Rate has, in the opinion of the Majority Lenders and the Company, materially changed;

(b)

(i)
(A) the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or (B) information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(ii)
the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;

(iii)	the supervisor of the administrator of the Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used; or

(c)	in the opinion of the Majority Lenders and the Company, that the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

33.5	Disenfranchisement of Defaulting Lenders
(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

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(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender's Commitments will be reduced by the amount of its Available Commitments and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 33.5, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

33.6	Replacement of a Defaulting Lender
(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days' prior written notice to the Facility Agent and such Lender:

(i)
replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)
require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)
require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to an Eligible Institution (a "Replacement Lender") which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

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(iv)
in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 22.11 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(v)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in paragraph (iv) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 33.6 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 15 Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)
the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)
The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Facility Agent and the Company when it is satisfied that it has complied with those checks.

34	Confidential Information

34.1
Confidentiality
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 34.2 (Disclosure of Confidential Information) and Clause 34.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

34.2	Disclosure of Confidential Information Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such

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Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent, and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Company and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 24.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation, Sanctions Authority or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.9 (Security over Lenders' rights);

(viii)	who is a Party; or

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(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(D)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (D) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party.

34.3	Disclosure to numbering service providers
(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Company the following information:

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(i)	name of the Company;

(ii)	country of domicile of the Company;

(iii)	place of incorporation of the Company;

(iv)	date of this Agreement;

(v)	Clause 37 (Governing law);

(vi)	the names of the Facility Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facility;

(xi)	type of Facility;

(xii)	ranking of Facility;

(xiii)	Termination Date for Facility;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Company by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Facility Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or the Company; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or the Company by such numbering service provider.

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34.4
Entire agreement
This Clause 34 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

34.5
Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

34.6	Notification of disclosure Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 34.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 34.

34.7	Continuing obligations The obligations in this Clause 34 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Company under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

35	Confidentiality of Funding Rates

35.1	Confidentiality and disclosure
(a)	The Facility Agent and the Company agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Facility Agent may disclose any Funding Rate:

(i)	to the Company pursuant to Clause 8.5 (Notifications); and

(ii)
to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to

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whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender.

(c)	The Facility Agent and the Company may disclose any Funding Rate to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the Company, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the Company, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

35.2	Related obligations
(a)
The Facility Agent and the Company acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and the Company undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Facility Agent and the Company agree (to the extent permitted by law and regulation) to inform the relevant Lender:

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(i)
of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 35.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 35.

35.3	No Event of Default No Event of Default will occur under Clause 21.3 (Other obligations) by reason only of the Company’s failure to comply with this Clause 35.

36	Counterparts Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 12
GOVERNING LAW AND ENFORCEMENT

37	Governing Law This Agreement is governed by Danish law.

38	Jurisdiction

(a)
The courts of Denmark have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Denmark are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

This Agreement has been entered into on the date stated at the beginning of this Agreement

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The parties have entered into this Agreement on the date stated at beginning of this Agreement.

The Company
For and behalf of H.Lundbeck A/S:

/s/ Charl Gerhard Van Zyl		/s/ Jörg Hornstein
Name:	Charl Gerhard Van Zyl	Name:	Jörg Hornstein
Title:	CEO	Title:	CFO

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The Arranger

For and on behalf of Nordea Danmark,Filial af Nordea Bank Abp, Finland:

/s/ Henrik Immelborn		/s/ Lene Targas Nielsen
Name:	Henrik Immelborn	Name:	Lene Targas Nielsen
Title:	Managing Director	Title:	Managing Director

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The Bookrunner

For and on behalf of Nordea Danmark, Filial af Nordea Bank Abp, Finland:

/s/ Henrik Immelborn		/s/ Lene Targas Nielsen
Name:	Henrik Immelborn	Name:	Lene Targas Nielsen
Title:	Managing Director	Title:	Managing Director

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The Original Lender

For and on behalf of Nordea Danmark, Filial af Nordea Bank Abp, Finland:

/s/ Henrik Immelborn		/s/ Lene Targas Nielsen
Name:	Henrik Immelborn	Name:	Lene Targas Nielsen
Title:	Managing Director	Title:	Managing Director

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The Facility Agent

For and on behalf of Nordea Danmark, Filial af Nordea Bank Abp, Finland:

/s/ Henrik Immelborn		/s/ Lene Targas Nielsen
Name:	Henrik Immelborn	Name:	Lene Targas Nielsen
Title:	Managing Director	Title:	Managing Director

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